Exhibit 10.1
FIRST AMENDMENT
TO
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
     THIS FIRST AMENDMENT to Second Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this 16th day of December, 2005, by and between Silicon Valley Bank (“Bank”) and Harmonic, Inc. a Delaware corporation (“Borrower”) whose address is 549 Baltic Way, Sunnyvale, California 94089.
RECITALS
     A. Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of December 17, 2004 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
     B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
     C. Borrower has requested that Bank amend the Loan Agreement to (i) increase the amount available to be borrowed under the Committed Revolving Line, (ii) extend the maturity date, and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.
     D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
     2. Amendments to Loan Agreement.
          2.1 Section 2.1.2 (Letters of Credit). Section 2.1.2(a) is amended and restated in its entirety and replaced with the following:
          (a) Bank will issue or have issued standby Letters of Credit for Borrower’s account in an amount not to exceed $10,000,000 (each, a “Letter of Credit”). Each Letter of Credit will have an expiry date of no later than 180 days after the Maturity Date, but Borrower’s reimbursement obligation will be secured by cash in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith on terms acceptable to Bank at any time after the Maturity Date if such Maturity Date is not extended by Bank or if an Event of Default occurs and continues. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.
          2.2 Section 2.2 (Equipment Advances) is amended and restated in its entirety and replaced with the following:
          (a) Through December 15, 2006 (the “Equipment Availability End Date”), Bank will make advances (each, an “Equipment Advance” and, collectively, “Equipment Advances”) not exceeding the Committed Equipment Line. The Equipment Advances may only be used to purchase or refinance Equipment within 90 days of the invoice date, or, in the case of the initial advance, purchased on or after September 1, 2004.
          2.3 Section 2.5 (Fees). Section 2.5(a) is amended and restated in its entirety and replaced with the following:
          (a) Loan Fee. Fully earned, non-refundable loan fees in the amount of $30,000 for the Committed Revolving Line and in the amount of $2,507.40 for the Committed Equipment Line are due on or before the December 16, 2005. If, at any time, Borrower fails to maintain a minimum aggregate amount of $20,000,000 of unrestricted funds on deposit for 10 consecutive Business Days with SVB Asset Management and/or SVB Securities, Borrower shall pay an additional $40,000 fee for the Committed Revolving Line and an additional $3,343.20 fee for the Committed Equipment Line.
          2.4 Section 5.3 (Collateral). The first sentence of Section 5.3(a) is amended and restated in its entirety and replaced with the following:
          Borrower has rights in the Collateral sufficient to grant a security interest therein, free of Liens except Permitted Liens.
          2.5 Section 6.2 (Financial Statement, Reports, Certificates). Section 6.2(c) is amended and restated in its entirety and replaced with the following:
          (c) Borrower shall allow Bank to audit Borrower’s Collateral at Borrower’s expense at such times and with such frequency as may reasonably be requested by Bank, provided, however, such audits will be conducted no more often than annually unless an Event of Default has occurred and is continuing.
          2.6 Section 6.7 (Financial Covenant) is amended and restated in its entirety and replaced with the following:
          At all times, Borrower shall have unrestricted cash and cash equivalents (net of Credit Extensions) of no less than $30,000,000.
          2.7 Section 6.8 (Registration of Intellectual Property Rights) is amended and restated in its entirety and replaced with the following:
          6.8 Protection of Intellectual Property Rights.
          Protect, defend and maintain the validity and enforceability of the Intellectual Property; promptly advise Bank in writing of material infringements of the Intellectual Property; and not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
          2.8 Section 7.3 (Mergers and Acquisitions) is amended and restated in its entirety and replaced with the following:
          Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (a) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, and (b) Borrower is the sole surviving entity.

          2.9 Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:
     “Committed Revolving Line” is an Advance or Advances in an aggregate amount of up to $20,000,000.
     “General Intangibles” means all present and future “general intangibles” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes, without limitation, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort, or otherwise), insurance policies (including, without limitation, key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
          “Maturity Date” is December 15, 2006.
          2.10 Exhibit A to the Loan Agreement is replaced in its entirety by Exhibit A hereto.
          2.11 Exhibit C to the Loan Agreement is replaced in its entirety by Exhibit B hereto.
     3. Limitation of Amendments.
          3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
          3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
     4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
          4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
          4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
          4.3 The organizational documents of Borrower delivered to Bank on the December 17, 2004 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
          4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

          4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
           4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and
          4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
     5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
     6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Borrower’s payment of Loan Fees set forth in Section 2.2 hereof, and (c) execution and delivery to Bank the corporate borrowing certificate.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Harmonic, Inc.

By:		By:
Name:	/s/Anthony Ley	Name:	/s/Nick Tsiagkas

Title:	Chairman, President & CEO	Title:	Relationship Manager

EXHIBIT A
The Collateral consists of all of Borrower’s right, title and interest in and to the following, whether now owned or hereafter existing:
all Accounts;
all Inventory;
all Equipment;
all Deposit Accounts;
all General Intangibles;
all Investment Property;
all Other Property;
and any and all claims, rights, and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above; and all Borrower’s Books relating to the foregoing.
Notwithstanding the foregoing, the security interest granted herein shall not extend to and the term “Collateral” shall not include (a) any license or contract rights to the extent (i) the granting of a security interest in it would be contrary to applicable law, or (ii) that such rights are nonassignable by their terms (but only to the extent such prohibition is enforceable under applicable law) without the consent of the licensor or other party (but only to the extent such consent has not been obtained); (b) that portion (if any) of the capital stock (or other equity interests) of such Foreign Subsidiary owned by Borrower that is in excess of 65% of the aggregate issued and outstanding capital stock (or other equity interests) of such Foreign Subsidiary; (c) and any property that is subject to a Lien that is otherwise permitted pursuant to clause (c) of the definition of “Permitted Liens”; and (d) Borrower’s Intellectual Property, and Bank agrees to execute any instruments or documents necessary to release its interest in such property and to effect the foregoing.
EXHIBIT B
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK 3003 Tasman Drive Santa Clara, CA 95054

FROM:	HARMONIC INC. 549 Baltic Way Sunnyvale, CA 94089
The undersigned authorized officer of HARMONIC INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending ___with all required covenants, except as noted below, and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The undersigned officer certifies that such documents were prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next, except as explained in an accompanying letter or footnotes. The undersigned officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies
Quarterly financial statements + CC	Quarterly within 45 days		Yes No
Annual financial statements (Audited)	FYE within 120 days		Yes No
Financial Covenant	Required	Actual	Complies
Maintain at all times:

Unrestricted cash and
cash equivalents	$30,000,000		Yes No

Comments Regarding Exceptions: See Attached.
Sincerely,
HARMONIC INC.

SIGNATURE

TITLE

DATE
BANK USE ONLY
Received by:
AUTHORIZED SIGNER

Date:

Verified:
AUTHORIZED SIGNER

Date:

Compliance Status: Yes No